EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Announces Third Quarter 2013 Earnings

▪	Record quarterly earnings per share of $2.54

▪	Net income increased 96% vs Q3 2012 and 17% vs Q2 2013
Westlake Chemical Corporation (NYSE: WLK) today reported record quarterly net income of $170.3 million, or $2.54 per diluted share, on net sales of $1,004.2 million for the quarter ended September 30, 2013. This represents an increase in net income of $83.3 million, or $1.24 per diluted share, compared to the quarter ended September 30, 2012 net income of $87.0 million, or $1.30 per diluted share, on net sales of $821.2 million. Net sales for the third quarter of 2013 increased by $183.0 million compared to net sales for the third quarter of 2012, mainly attributable to higher sales volumes for styrene and caustic, higher sales prices for most of our major products and sales contributed by our specialty PVC pipe business, which we acquired in May 2013. Styrene sales volumes for the third quarter of 2012 were negatively impacted by a turnaround of the styrene plant in Lake Charles, Louisiana. Income from operations was $266.6 million for the third quarter of 2013 as compared to $142.5 million for the third quarter of 2012. Income from operations for the third quarter of 2013 benefited primarily from improved olefins and vinyls integrated product margins, largely due to higher sales prices for most of our major products and lower overall feedstock costs as compared to the prior year period.
Third quarter 2013 net income of $170.3 million, or $2.54 per diluted share, increased from the net income of $145.8 million, or $2.17 per diluted share, reported in the second quarter of 2013. Third quarter 2013 sales of $1,004.2 million increased by $65.2 million compared to sales of $939.0 million in the second quarter of 2013. The increase in sales was largely due to higher sales volumes of polyethylene. Third quarter 2013 income from operations of $266.6 million increased by $31.4 million over the income from operations in the second quarter of 2013 of $235.2 million. This increase in income from operations was primarily attributable to lower feedstock costs and higher polyethylene sales volumes as compared to the second quarter of 2013.
For the nine months ended September 30, 2013, net income was $439.5 million, or $6.54 per diluted share, on net sales of $2,807.9 million. This represents an increase in net income of $149.2 million, or $2.21 per diluted share, from the nine months ended September 30, 2012 net income of $290.3 million, or $4.33 per diluted share, on net sales of $2,770.0 million. Net sales for the nine months ended September 30, 2013 increased by $37.9 million compared to the prior year period mainly due to higher sales volumes and sales prices for styrene, PVC resin and caustic, higher polyethylene sales prices and sales contributed by our specialty PVC pipe business, mostly offset by lower feedstock, ethylene and ethylene co-products sales volumes. Income from operations was $695.9 million for the nine months ended September 30, 2013 as compared to $459.1 million for the nine months ended September 30, 2012. The increase in income from operations was primarily attributable to higher olefins and vinyls integrated product margins, predominantly due to a significant decrease in feedstock costs as industry ethane prices decreased 40.4% and industry propane prices decreased 10.1% in the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012.
Albert Chao, President and Chief Executive Officer, stated, “Westlake achieved record quarterly earnings for the third quarter of 2013 largely due to strong demand for most of our major products and low feedstock costs, resulting from shale gas production. We believe North American shale gas production will continue to give our business a significant cost advantage for the foreseeable future. We continue to invest to capture this advantageous cost position with the planned start-up of our chlor-alkali unit in Geismar, Louisiana before the end of this year and the planned conversion to ethane feedstock and expansion of our ethylene and PVC capacity at our Calvert City, Kentucky facility in 2014.”

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EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $307.0 million for the third quarter of 2013 increased by $131.4 million compared to EBITDA of $175.6 million for the third quarter of 2012. EBITDA for the third quarter of 2013 increased by $31.7 million compared to the $275.3 million reported in the second quarter of 2013. A reconciliation of EBITDA to net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $547.5 million in the first nine months of 2013. Capital expenditures for the first nine months of 2013 were $498.3 million. In addition, in the second quarter of 2013, we acquired our specialty PVC pipe business for $178.3 million. As of September 30, 2013, our cash, cash equivalents and current marketable securities totaled $717.2 million, and our long-term debt was $763.8 million.

OLEFINS SEGMENT
Income from operations for the Olefins segment increased by $112.7 million, or 90.5%, to $237.2 million in the third quarter of 2013 from $124.5 million in the third quarter of 2012. This increase was mainly attributable to higher olefins integrated product margins as compared to the prior year period, primarily as a result of higher sales prices for most of our major products and significantly lower feedstock costs. In addition, olefins integrated margins benefited from the increased ethylene production at our Lake Charles complex after the completion of the expansion project to increase the ethane-based ethylene capacity of one of the ethylene units at that complex in the first quarter of 2013.
Income from operations for the Olefins segment for the third quarter of 2013 was $237.2 million, an increase of $49.5 million from the $187.7 million reported in the second quarter of 2013. Income from operations in the third quarter of 2013 benefited from higher integrated margins, primarily as a result of lower feedstock costs, and higher polyethylene sales volumes compared to the second quarter of 2013.
Income from operations for the Olefins segment increased by $176.4 million, or 43.1%, to $586.0 million for the nine months ended September 30, 2013 from $409.6 million for the nine months ended September 30, 2012. This increase was mainly attributable to higher olefins integrated product margins as compared to the prior year period. Margins improved primarily as a result of significantly lower feedstock costs.

VINYLS SEGMENT
Income from operations for the Vinyls segment increased by $15.5 million, or 64.3%, to $39.6 million in the third quarter of 2013 from $24.1 million in the third quarter of 2012. This increase was primarily driven by higher vinyls integrated product margins, largely resulting from higher sales prices for all major products, higher caustic sales volumes and improved operating rates as compared to the third quarter of 2012.
The Vinyls segment reported income from operations of $39.6 million in the third quarter of 2013, a decrease of $13.3 million compared to the income from operations of $52.9 million in the second quarter of 2013. This decrease was primarily due to higher propane costs and lower PVC resin prices as compared to the second quarter of 2013.
Income from operations for the Vinyls segment increased by $68.4 million to $136.1 million for the nine months ended September 30, 2013 from $67.7 million for the nine months ended September 30, 2012. This increase was predominantly driven by lower feedstock costs, higher sales volumes for caustic and PVC resin and higher operating rates as compared to the prior year period. The Vinyls segment's operating results for the first nine months of 2012 were negatively impacted by the lost production, lost sales and unabsorbed manufacturing and other costs associated with an unscheduled shut down at our Geismar vinyls complex.

The statements in this release relating to matters that are not historical facts, including statements regarding cost advantages related to North American shale gas production, the planned completion of a new chlor-alkali plant and the conversion to ethane feedstock and expansion of our ethylene and PVC capacity in Calvert City, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 22, 2013, and to Westlake's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the SEC on May 7, 2013.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's third quarter 2013 results will be held Thursday, November 7, 2013 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (800) 688-0836, or (617) 614-4072 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 85536130.
A replay of the conference call will be available beginning four hours after its conclusion until 3:00 p.m. Eastern Time on Thursday, November 14, 2013. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 45573736.
The conference call will also be available via webcast at: http://phoenix.corporate-ir.net/phoenix.zhtml?c=180248&p=irol-eventDetails&EventId=5036286 and the earnings release can be obtained via the company's Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands of dollars, except per share data)
Net sales	$1,004,165	$821,175	$2,807,859	$2,770,000
Cost of sales	699,694	648,996	2,002,092	2,223,288
Gross profit	304,471	172,179	805,767	546,712
Selling, general and administrative expenses	37,869	29,662	109,883	87,592
Income from operations	266,602	142,517	695,884	459,120
Interest expense	(3,297)	(11,934)	(14,921)	(35,682)
Debt retirement costs	—	(7,082)	—	(7,082)
Gain from sales of equity securities	—	477	—	16,429
Other (expense) income, net	(287)	1,222	3,137	3,676
Income before income taxes	263,018	125,200	684,100	436,461
Provision for income taxes	92,728	38,236	244,647	146,183
Net income	$170,290	$86,964	$439,453	$290,278
Earnings per share:
Basic	$2.55	$1.30	$6.57	$4.36
Diluted	$2.54	$1.30	$6.54	$4.33

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2013	December 31, 2012
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$591,556	$790,078
Marketable securities	125,597	124,873
Accounts receivable, net	433,025	400,159
Inventories	451,571	399,298
Other current assets	41,102	37,005
Total current assets	1,642,851	1,751,413
Property, plant and equipment, net	1,952,918	1,510,048
Other assets, net	327,680	150,735
Total assets	$3,923,449	$3,412,196

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities (accounts payable and accrued liabilities)	$432,686	$398,510
Long-term debt	763,849	763,761
Other liabilities	461,857	377,669
Total liabilities	1,658,392	1,539,940
Stockholders' equity	2,265,057	1,872,256
Total liabilities and stockholders' equity	$3,923,449	$3,412,196

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
	(In thousands of dollars)
Cash flows from operating activities
Net income	$439,453	$290,278
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116,294	109,601
Deferred income taxes	83,443	4,385
Other balance sheet changes	(91,690)	88,567
Net cash provided by operating activities	547,500	492,831
Cash flows from investing activities
Acquisition of business	(178,309)	—
Additions to equity investments	(23,338)	—
Additions to property, plant and equipment	(498,290)	(235,463)
Construction of assets pending sale-leaseback	(136)	(5,484)
Proceeds from disposition of assets	78	435
Proceeds from repayment of loan to affiliate	167	763
Proceeds from sales and maturities of securities	239,764	47,655
Purchase of securities	(232,286)	(2,961)
Settlements of derivative instruments	(2,297)	471
Net cash used for investing activities	(694,647)	(194,584)
Cash flows from financing activities
Capitalized debt issuance costs	—	(2,221)
Dividends paid	(40,204)	(22,345)
Proceeds from debt issuance	—	248,818
Proceeds from exercise of stock options	3,182	6,627
Repayment of debt	—	(250,000)
Repurchase of common stock for treasury	(19,409)	(10,784)
Utilization of restricted cash	—	96,433
Windfall tax benefits from share-based payment arrangements	5,056	7,792
Net cash (used for) provided by financing activities	(51,375)	74,320
Net (decrease) increase in cash and cash equivalents	(198,522)	372,567
Cash and cash equivalents at beginning of the period	790,078	825,901
Cash and cash equivalents at end of the period	$591,556	$1,198,468

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands of dollars)
Net external sales
Olefins	$679,339	$539,785	$1,885,525	$1,944,775
Vinyls	324,826	281,390	922,334	825,225
	$1,004,165	$821,175	$2,807,859	$2,770,000
Income (loss) from operations
Olefins	$237,239	$124,452	$585,958	$409,550
Vinyls	39,554	24,059	136,123	67,724
Corporate and other	(10,191)	(5,994)	(26,197)	(18,154)
	$266,602	$142,517	$695,884	$459,120
Depreciation and amortization
Olefins	$26,515	$27,070	$76,415	$74,903
Vinyls	14,089	11,232	39,507	34,330
Corporate and other	124	122	372	368
	$40,728	$38,424	$116,294	$109,601
Other income (expense), net
Olefins	$728	$806	$5,889	$2,764
Vinyls	(742)	146	(1,687)	115
Corporate and other	(273)	270	(1,065)	797
	$(287)	$1,222	$3,137	$3,676

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2013	2012	2013	2012
	(In thousands of dollars)
EBITDA	$275,342	$307,043	$175,558	$815,315	$581,744
Less:
Provision for income taxes	83,973	92,728	38,236	244,647	146,183
Interest expense	5,343	3,297	11,934	14,921	35,682
Depreciation and amortization	40,210	40,728	38,424	116,294	109,601
Net income	145,816	170,290	86,964	439,453	290,278
Changes in operating assets and liabilities	(37,547)	98,712	92,056	24,604	198,168
Deferred income taxes	30,959	23,018	(2,335)	83,443	4,385
Net cash provided by operating activities	$139,228	$292,020	$176,685	$547,500	$492,831

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2013 vs. Third Quarter 2012		Third Quarter 2013 vs. Second Quarter 2013
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+11.5%	+14.3%	-1.0%	+9.9%
Vinyls	+6.2%	+9.3%	-0.2%	+3.1%
Company	+9.7%	+12.6%	-0.7%	+7.7%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013
Ethane (cents/lb)	11.4	9.5	8.7	9.2	8.4
Propane (cents/lb)	21.2	20.9	20.5	21.6	24.4
Ethylene (cents/lb) (2)	52.1	54.3	63.3	58.5	54.3
Polyethylene (cents/lb) (3)	91.3	91.7	97.3	100.0	101.7
Styrene (cents/lb) (4)	77.7	82.3	85.9	81.8	83.2
Caustic soda ($/short ton) (5)	579.2	602.5	602.5	625.8	605.8
Chlorine ($/short ton) (6)	262.5	255.0	255.0	255.0	248.3
PVC (cents/lb) (7)	52.5	56.5	59.2	62.2	61.5
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(1)	Industry pricing data was obtained through IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.